News Release

Luby's, Inc.
2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069
210/654-9000
www.lubys.com

For additional information contact: Adam Carter, Communications Director, 832-435-3084

FOR IMMEDIATE RELEASE

Luby's Announces New Two-Year Business Plan
and Second Quarter Results
- Streamlined, Stronger Company to Focus on Texas Markets -
- Second Quarter Results Show Same-Store Sales Stabilizing -

SAN ANTONIO, TX - March 31, 2003 - Luby's, Inc. (NYSE: LUB) today announced the implementation of a two-year business plan designed to return the Company to profitability by focusing on the Company's Texas markets and closing underperforming stores.  After the implementation of the two-year business plan, Luby's will have approximately 140 restaurants, mostly in Texas.

"We are confident that with this new business plan, Luby's will be in a stronger position to focus on our core Texas markets and continue to provide our customers with delicious, home-style food, value pricing, and outstanding customer service," said Chris Pappas, President and CEO.  "Luby's has a great deal of capital in its real estate; and by closing and selling unprofitable stores, we can realize some of that capital."

A major component of the plan is the closure of approximately 50 restaurants.  Approximately half of those restaurants are on sites owned by the Company.  Luby's intends to sell - in an orderly process - those owned locations, as well as approximately 20 other excess land sites and restaurant locations closed prior to the adoption of the plan.  Subject to consultation and approval from the Company's bank group, proceeds from the sale of properties initially will be used primarily to pay down debt and partially to fund costs associated with store closures.

The Company also has hired the team of Morgan Joseph & Co. and ING Capital LLC as financial advisors to provide assistance during the business plan development and implementation process, including assistance in working with the current lending group.  Although the current lenders have reserved all rights and remedies they may have under the January 31, 2003, default, they have not announced any intention to take such actions.

The store closures will be conducted in two phases.  The first phase, involving 30 restaurants, has already begun and will be completed by April 3, 2003; a list of those locations will be released later today.  The second phase involves the closure of approximately 20 stores, most of which are leased units that will close as soon as commercially feasible after negotiations with landlords or at the end of lease terms that expire in the near future.

"My brother Harris and I joined the Company just two years ago and have dedicated ourselves to improving food quality, customer service, and the overall dining experience at Luby's.  We are excited about Luby's and invite everyone who has not visited recently to come and try our improved offerings," continued Pappas.

"In many of the markets where we are closing restaurants, there are other Luby's locations nearby.  We encourage our regular customers to continue dining with us by visiting one of those other locations," said Pappas.  "Information regarding those Luby's locations and directions can be found on the Company's website at www.lubys.com or by calling 1-800-886-4600."

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Page Two

The Company also announced the financial results of operations for the second quarter of fiscal 2003, which ended February 12, 2003.  Sales declined approximately 3.3% from $91.3 million for the second quarter of last year to $88.3 million for the second quarter of fiscal 2003.  Revenues for the current quarter were lower primarily due to earlier store closures.  Same-store sales declined 0.6%, basically flat.

Related primarily to an increase in all-you-can-eat promotions and buffet offerings aimed at improving our customers' value and price perceptions, the Company experienced higher food costs as a percent of sales this quarter compared to the same period last year, 29.0% versus 24.7%, respectively. The total dollar increase in food costs was entirely offset by reductions in payroll and related costs that resulted from prior store closures, the Company's successful labor cost-control program, and lower workers' compensation expenses due to effective in-house training and safety programs.  The Company will continue to focus on balancing its prime costs - food and labor - under the new business plan.

Performance as measured through Income (Loss) Before Income Taxes closely approximated the prior year at a loss of $3.4 million in the current year versus a loss of $3.3 million in the prior year.  The net savings in prime costs and the incremental benefits associated with lower interest expense and higher net gains from the sale of properties helped to offset the reduction in total sales.

The Company reported a net loss of $3.4 million, or $0.15 per share, compared to $2.2 million, or $0.09 per share, for the second quarter of fiscal 2002.  The primary difference related to income taxes.  An income tax benefit was not recorded this quarter because all income tax carry-back benefits have been exhausted and the Company is not capturing tax carry-forwards because, as a policy, it does not project future earnings.

Sales for the first two quarters of fiscal 2003 were $176.5 million compared with $186.5 million for the same period last year; revenues were lower in fiscal 2003 primarily due to store closures.  Excluding the effect of fewer stores, same-store sales declined $5.5 million, or 3.1%, over this period.

For the first two quarters of fiscal 2003, food cost increased as a percent of sales to 28.7% from 25.3% in the prior year.  This is very consistent with the quarter's food variance noted above.  Additionally, reductions in payroll and related costs also occurred year-to-date for the same reasons as noted for the quarter.  Consequently, total prime costs as a percentage of sales fell 1.0%, to 59.1% from 60.1%, for the first two quarters of 2003 compared to the first two quarters of 2002.

The year-to-date results through Income (Loss) from Operations for fiscal 2003 closely approximated the same period of 2002 at a loss of $6.7 million versus a loss of $7.1 million in the prior year.  Lower interest expense, which primarily resulted from lower debt levels and lower effective interest rates, as well as higher net gains on the sale of properties, significantly reduced the Company's loss before income taxes.  Although a lack of recorded income tax benefit in fiscal 2003 narrowed the variance between the Company's net loss for the current year and last year, a notable improvement still occurred.  As a result, the Company reported a net loss of $6.5 million, or $0.29 per share, compared to a net loss of $7.5 million, or $0.33 per share, for the same period in fiscal 2002.

Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service.  After the restructuring, the Company will operate approximately 140 restaurants in Austin, Dallas, Houston, the Rio Grande Valley, San Antonio, and other Texas and out-of-state locations.  This press release, the Company's most recent periodic filings, store directions and locations, Company historical information, procedures for ordering dining cards, and other information can be found on the Company's website, www.lubys.com.

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions; the impact of competition; the success of operating initiatives, changes in the cost and supply of food, labor, and other operating expenses; the seasonality of the Company's business, taxes, inflation, and governmental regulations; the cooperation of the Company's lenders and the availability of credit; as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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Luby's, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands except per share data)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	February 12,	February 13,	February 12,	February 13,
	2003	2002	2003	2002

	(84 days)	(84 days)	(168 days)	(166 days)
Sales	$88,263	$91,257	$176,492	$186,452

Costs and expenses:
Cost of food	25,563	22,540	50,581	47,190
Payroll and related costs	26,040	30,330	53,716	64,923
Occupancy and other operating expenses	33,826	34,208	68,196	70,593
General and administrative expenses	5,353	5,360	10,720	10,708
Provision for asset impairments and restaurant closings	138	--	(25)	130

	90,920	92,438	183,188	193,544

Income (loss) from operations	(2,657)	(1,181)	(6,696)	(7,092)
Interest expense	(2,173)	(2,413)	(4,177)	(4,983)
Other income, net	1,425	309	4,367	757

Income (loss) before income taxes	(3,405)	(3,285)	(6,506)	(11,318)
Provision (benefit) for income taxes	--	(1,123)	--	(3,811)

Net income (loss)	$(3,405)	$(2,162)	$(6,506)	$(7,507)

Net income (loss) per share -- basic and assuming dilution	$(0.15)	$(0.09)	$(0.29)	$(0.33)

EBITDA	$2,839	$4,114	$3,950	$3,573

EBITDA per share	$0.13	$0.18	$0.18	$0.16

Average number of shares outstanding	22,449,677	22,423,000	22,443,764	22,422,972

Note 1: Beginning with the 2002 fiscal year, the Company changed its accounting intervals from 12 calendar months to 13 four-week periods.  In that conversion fiscal year, the first, second, third, and fourth quarters of 2002 included 82, 84, 84, and 112 days, respectively.  In fiscal year 2003 and most years going forward, the first, second, and third quarters will be 84 days in length, while the fourth quarters will be 112 days.

Note 2: The Company's operating performance is evaluated using several measures, one of which is EBITDA.  The Company defines EBITDA as income from operations before interest, taxes, depreciation and amortization, and the noncash portion of the CEO's and the COO's stock option compensation.  While the Company and many in the financial community consider EBITDA to be an important measure of operating performance, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States, such as operating income and net income.  In addition, the Company's definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies.

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Luby's, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 12,	August 28,
	2003	2002

	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and short-term investments	$15,132	$25,706
Income tax receivable	7,245	7,245
Inventories, prepaid expenses, and other assets	7,055	6,775

Total current assets	29,432	39,726
Property held for sale	5,574	8,144
Investments and other assets	4,170	4,642
Property, plant, and equipment -- at cost, net	282,973	289,967

TOTAL ASSETS	$322,149	$342,479

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$19,004	$19,077
Accrued expenses and other liabilities	17,812	21,735
Current portion of debt	108,628	118,448

Total current liabilities	145,444	159,260
Convertible subordinated notes, net -- related party	6,105	5,883
Accrued claims and insurance	4,403	5,142
Deferred income taxes and other credits	5,366	5,460
Reserve for restaurant closings	3,037	3,114
Shareholders' equity	157,794	163,620

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$322,149	$342,479

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